Exhibit 99.2

Event Name: [ CLIR ] - ClearSign Technologies Second Quarter 2022 Conference Call

Event Date: Thursday, September 1, 2022, 5:00 PM Eastern Time

Officers and Speakers

Matthew Selinger; Firm IR Group

Brent Hinds; VP of Finance

Jim Deller; President and Chief Executive Officer

Analysts

Amit Dayal; H.C. Wainwright

Robert Kecseg; Las Colinas Capital Management

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Corporation Second Quarter 2022 Results Conference Call.

[Operator Instructions]

Please note this event is being recorded.

I would now like to turn the conference over to Mr. Matthew Selinger of Investor Relations. Please go ahead, sir.

Matthew Selinger: Thank you, operator. Good afternoon and welcome, everyone, to the ClearSign Technologies Corporation Second Quarter 2022 Results Conference Call.

During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's public periodic filings with the SEC, including the discussion in the Risk Factors section of the 2021 Annual Report on Form 10-K. So except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer; and Brent Hinds, ClearSign's Vice President of Finance and Controller. So at this point in the call, I would like to turn it over to VP Finance Brent Hinds. So Brent, please go ahead.

Brent Hinds: Thank you, Matthew, and thank you to everyone joining us here today. Before I begin, I'd like to note that our financial results on Form 10-Q were filed with the SEC on August 15.

With that, I would like to give an overview of the financials for the second quarter 2022. The company recognized no revenues during the three months ended June 30, 2022, and no revenues for the same period in 2021. Our net cash used in operations for the quarter ended June 30, 2022, was approximately $1.8 million, compared to approximately $2.2 million for the same period in 2021.

For the six months ended on June 30, our net losses decreased approximately $1.2 million compared to the same period in 2021. The decrease in net loss is primarily attributable to decreased research and development costs. Research and development costs have decreased due to lower human capital costs and lower product development costs. Product development costs have decreased year-over-year mainly due to the change in focus of our engineers. The change in focus is to support sales initiatives and to provide customer technical support.

As previously reported on June 1, we closed an underwritten public offering of 4,186,000 shares of our common stock at a price to the public of $1.11 per share. As a result of this offering, net cash proceeds to ClearSign were approximately $4.2 million.

As a result of the aforementioned underwritten public offering completed on June 1, 2022, and pursuant to the purchase right, clirSPV LLC purchased its entire allotment of 1,591,594 shares at a price of $1.11 per share. This resulted in net cash proceeds to ClearSign of approximately $1.7 million. Please note, the purchase right was exercised after June 30, 2022, and thus, the effects of this transaction were not reported on the face of the financials, but rather disclosed within our subsequent events footnote.

The purchase right granted to clirSPV LLC comes from the original stock purchase agreement dated July 12, 2018, between the company and clirSPV LLC. The purchase right states that clirSPV members can participate in certain future equity offerings if they choose to do so, by purchasing enough unregistered shares to allow the SPV to maintain their 19.99% ownership of the company's outstanding common stock.

As of August 1, 2022, there were 37,951,559 shares of our common stock issued and outstanding.

The cash balance as of June 30, 2022, was approximately $9.7 million, which does not reflect the aforementioned SPV investment.

We have confidence in our financial position and balance sheet, and with our quarter ended balances, we have sufficient working capital available to carry us through 2024, and that is without cash from any other sources. Just to note, from a cash perspective, and subsequent to June 30, we have received payment from outstanding invoices from multiple process burner projects.

And with that, I would like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller: Thank you, Brent, for the financial overview. Hello, everyone, and welcome to the ClearSign 2022 Second Quarter Conference Call. I thank you all for joining us and for your interest in ClearSign.

I'm going to review each of our product lines and the progress we have made commercializing them in this call. One of the features of this business is the thoroughness and formal review procedures of our customers, and of course, their need to ensure that any changes that they make are done with appropriate diligence. The news that we have been able to release this past few months does not reflect the sales engagements and technology development that has been made. As you will appreciate, the bird needs to be securely in the hand before any news is issued, which, while prudent, also does not do justice while technology development, project execution or the securing of customers' orders are in progress. To the extent that I can, I will give color to the projects we are working on and recent developments. I will also give a brief update on developments we have made in our China operations.

I will start with process burners. In our last call, we discussed how our process burners are becoming recognized in the industry, whether that be at conferences, with subject matter experts within major corporations, or the support firms like multinational engineering firms and heater companies that supply to them. We see this trend continuing, and small indicators, such as a significant uptick in companies and potential customers that contact us asking us if we can offer an alternative solution, give us confidence of our maturing recognition and credibility in the market. For the first time, we have a backlog of scheduled customer visits, a mix of our outreach and incoming requests, and also proposals for customers seeking alternative solutions. We all appreciate that the real indicators are purchase orders and revenue, but understanding that this is not a transactional industry, and that I assume all joining us on this call have a deeper interest in the development of our business, I believe such qualitative indicators of progress are of interest. They are certainly very encouraging to us.

We have announced two major projects which are in progress: a 16-unit project for a Midwest refiner and a 20-burner project for a California refinery. The first project has passed the first phase of design, fabrication and testing, and that was successful in all regards. From here, the project is awaiting the next purchase order to move forward. This has been slowed due to an internal review of capital projects within the operator. We look forward to updates from them and hopefully moving into the next phases and completing this project. This project is meaningful and exciting because the project takes advantage of the capability of our technology to improve the throughput of the heaters. In this case, we believe we can reduce a bottleneck in the refinery process, increasing overall throughput.

The second project, the 20-burner California project, now has an accelerated schedule, with the delivery date and installation date moving up, compressing the timeline. We were notified of this revision during the completion of the engineering phase. This also moves up the burner testing portion of the project, in addition to the fabrication, delivery and installation of our burners. Incidentally, the completed first phase of this project has been invoiced and already paid in full.

As a result of this project's acceleration, we are pleased to announce the receipt of the addition of a multiburner test and funding for the fabrication of four burners earlier today. As stated in the release, the purchase order is for the purchase of four of the 20 burners, the multiburner test and other ancillary items. The engineering and computer modeling for this project has already been completed, enabling the remaining timeline for this project to be brought forward, as we anticipate an additional purchase order for the manufacture and supply of the remaining 16 burners will be received during the fourth quarter of this year. This marks substantial progress with this project and a significant financial commitment on behalf of our customer, and enables us to proceed with the next phase of this project, which we very much appreciate.

The acceleration of this project schedule is good news for us for multiple reasons. Most importantly, this project is to provide a sub-5-ppm NOx installation in two significant heaters in a major refinery right in the heart of the Los Angeles region, a focus target market, and this acceleration means we should expect to have a fully functioning reference there earlier than previously anticipated.

Secondly, in completing the burner test, which is scheduled to be done this year, we will also again be able to demonstrate the capabilities of our technology to our customers and partners. This is a highly interrelated industry and news spreads efficiently. And of course, advancing the timeline will also mean that we should expect cash and ultimately recognize revenue earlier. Of these, cash will typically precede the recognition of revenue. And of course, it is nice to see a project move in our favor from time to time.

On the R&D front, back in May, we announced that the company was awarded a government grant through the Small Business Innovative Research, or SBIR, program with the Department of Energy. We are selective about the technology development projects we undertake, whether externally funded or not, so I will give a brief outline of the reasons that this particular program was of interest to us.

It is hard to miss discussions of CO2 reductions of a hydrogen economy, whether in government initiatives, corporate ESG reports or technical conferences and publications in the broader energy sector. A significant element of the technology being discussed is the conversion of combustion equipment to run on hydrogen gas as a fuel. Of course, hydrogen gas burns to create water only, where of course hydrocarbons create water and carbon dioxide. There are many proposed sources of hydrogen with different merits and challenges, and these have been labeled with a range of colors which may be confusing, but the hydrogen produced is all the same. From a toxic pollution perspective, burning hydrogen increases the formation of NOx in typical industrial burners. This is a consequence of increasing flame temperature that results compared to a normal natural gas or typical mixed refinery fuel gas flame.

So while there is a drive to reduce CO2, there's also a need to control toxic gas emissions like NOx; hence, the government initiative enacted by the Department of Energy grant to prompt the development of such burner technology in the market. And of course, we were delighted to be the only company and the only technology selected for this award.

The project funding are in phases. Initial funding amount is approximately $250,000 and the project will last six months starting from the end of June. If needed, and upon completion of the Phase 1 work, we will be able to submit a follow-up proposal to continue the development work with a Phase 2 grant which can be up to $1.6 million for a two-year duration.

As some of you may remember, we have previously demonstrated our current ClearSign Core burner technology operating at full scale, with gases ranging from natural gas blend to blends with over 80% hydrogen content. Some of you may have noticed that we did announce on [indiscernible] that we have successfully completed an initial run at 100% hydrogen, proving the capability of our technology as we anticipated. This does not mean the project was completed. As with our overall product commercialization strategy, we recognize the need to provide products that are easy to install and easy to operate and provide the same functionality to our customers that the existing burner technology provides and what they are used to. It is worthy of note that we have received attention from customers, including the global and national refiners, following just the announcement of this award.

One final detail, and this is just to elaborate a little on what Brent said earlier, for those who followed our burner technology validation project with ExxonMobil in 2020 and early 2021. At the time, we announced that the burners met the extensive ExxonMobil requirement in full in the multiburner testing. We have now received payment in full for the successful completion of that performance and service for ExxonMobil.

Switching to boiler burners. On our last call, we laid out what we believe to be the catalysts and drivers for our sub-2.5-ppm NOx boiler burners in the San Joaquin Valley. Frankly, we are a bit disappointed that we haven't seen initial sales as of yet. Despite the delays we have encountered, we still firmly believe that this will be a meaningful business segment.

I was recently out in California with our partner California Boiler, and what I'm hearing is that while there are dates to be compliant, the penalties are not so severe or painful. The operators are taking their time before deciding what to do. While we would certainly like to see an immediate short-term need for our technology and believe that we are ready, taking a long-term view of this gives us time to get more of an installed base in place and thereby to give customers confidence to use our technology before many of them make decisions of what technology -- i.e., basically ClearSign or SCRs -- to install. We -- and again, I include the sales and management team at California Boiler as we -- have a robust pipeline of proposals, and are talking with operators on a daily basis.

We are also seeking to deploy rental boilers in California fitted with ClearSign technology. In fact, the 500-horsepower burner and the ClearSign burner that was used to demonstrate our technology to customers in the region last November is one of these. The value of this strategy is not only that it provides an immediate need for new ClearSign burners, but that it provides an alternative path to get our technology out into the hands of our customers, where they can get some real-life operating experience and to generally build up confidence that our technology offers a reliable and highly efficient solution to the need to meet new NOx emission levels in the industry.

Many of you have seen the announcements we put out on August 23 regarding the sale of a ClearSign Core enclosed oxidizer to a Canadian-based hydrogen technology company. The technology and equipment making up an oxidizer and a flare is essentially the same in the smaller sizes, to the extent that at ClearSign we group the applications together for convenience and efficiency. The oxidizer will be installed as part of a pilot-scale hydrogen production plant. This is a new technology to produce clean hydrogen, and converting the carbon from natural gas to solid carbon, and is also expected to be low cost, so a very exciting new application for us.

We have not talked much about our flare or thermal oxidizer technology recently, primarily because of the dominance of the process burner and boiler burner technologies in our business plans and envisioned revenue stream. We do have this technology developed, and in addition, have four flare units operating in the Los Angeles region, installed and commissioned by California Boiler. We are monitoring leads for this technology as regulations change to require measurement of NOx in flue gases and low-NOx emissions in new regions.

I will now turn to China. COVID has significantly slowed down our developments in China, and the restrictions on visas and travel within China are still ongoing. However, and at last, we do have some good news, that our president of ClearSign Asia has been authorized to receive a visa and is at the Chinese consulate as I speak. Assuming everything goes to plan, our expectation is that Mr. Menendez will be able to return to China within a month. We have remained in contact with the Beijing District Heating Group, Shuang Liang Group, as well as other potential customers and anticipate being able to continue the path to obtain government certification of our watertube boiler burner and our 500-horsepower midsized firetube boiler burner. We very much look forward to getting that program moving forward again.

There are also some other changes of interest in China. We have learned that new regions are adopting strict low-NOx-emissions requirements. Of particular interest is Shenzhen, China's fourth-largest city, right in the south of the country next to Hong Kong. These [indiscernible] are expected to greatly increase the demand for new ultra-low-NOx firetube boiler burners for both new boiler and retrofit installations. We have plans to meet with local government officials responsible for the implementation of these new policies.

Looking forward to the rest of this year, in terms of our process burner business, we expect to complete the burner testing for our California project and anticipate that the following purchase order for the fabrication of the remaining equipment will be received. We also are optimistic that we will see and be able to announce some positive sales news [indiscernible] proposal funnel in this product line. I do believe the deployment of rental boilers, in addition to our ongoing sales efforts, is a promising strategy.

During the remainder of this year, I expect to see some ClearSign Core boiler burners deployed, possibly through sales, and also in rental units, providing us with valuable benchmarks and references in the market. We are also working with customers in other regions and verticals, as evidenced by the sale of the enclosed oxidizer into Canada, and we certainly have the potential to see other orders from these engagements. We also need to be cognizant at this stage in our development: Even unsuccessful proposals are useful. They are an opportunity for us to engage with prospective customers and to show what we can do for them and the capabilities of our technology. We also look forward to updating you all on our progress in China. We are very pleased to fully reengage there in person.

On a more general note, I want to publicly introduce and welcome our new director, Gary DiElsi, who was appointed in August. Gary has extensive and very relevant industry experience, including time with Chevron and UOP. His involvement with the board in the short time he has been with us has been very productive, and on behalf of myself and our other directors, we very much look forward to working with him in the future. I also want to pass on my thanks for the service to ClearSign provided by Bruce Pate. Bruce has contributed greatly to the transition of ClearSign over the last few years, and we wish him well.

While not visible from the outside, the increased proposal and project work flowing through the company has required our ClearSign team to quickly develop procedures and efficiencies to keep up. This includes not just our engineers and project managers, but our accounting team and everyone else in the company. It is very pleasing to see our growing team gel so well, and I'm very grateful to them all.

With that, I would like to open up the call for questions. Operator?

Questions & Answers

Operator: [Operator Instructions]

And the first question will come from Amit Dayal with H.C. Wainwright.

Amit Dayal: Just to begin with, with respect to the California multiheater project, these four burners for testing purposes, could you clarify what the testing nature of this is, and is it just a formality, or will the remaining 16 units -- you're expecting those to be ordered by the fourth quarter -- will this testing impact the timeline for that order to be placed?

Jim Deller: So, hi, Amit. Thank you for your question. So just a -- I'll probably start laying out the specs of a typical order, and that will include this project, just for everyone on the call. So the first phase that we completed in this case is to receive the customer specifications and then to optimize the burner based on those specifications. So we have a standard burner configuration or different configurations, but they have to be finalized to provide optimum performance in the customer's heater, and every heater is a little bit different. So there's some upfront engineering. That is the phase that we have completed. In this case, it also included some computer modeling. So that is done.

The next phase is to take that initial design, or the design we've completed, and to fabricate, typically, a first article. At times, you would do that for a number of burners and test -- and put those burners into a full-size test furnace. In this case, we are testing four burners because this is a very low-emissions project and a very high-profile project for us. So we'll fabricate four burners from those drawings. We'll fire them in a full-size test furnace using fuel gases that mimic closely the fuel gases of the client, and it's quite normal, then, to make some subtle changes to the burners. And you also collect operating data to help the client set up their control system, and basically, you dial the burners in. And this is the chance to prove that the burners what we say they will do, and what the customer requires, prior to manufacturing all the burners.

But the key function of the test, if you think about it, when the clients shut down the refinery, they're shut down for a very short period of time. They need to know that the equipment going into that refinery is going to work. So as a burner supplier, we and Zeeco will work together and make sure that we're confident we've got the burners right. From the client's perspective, they get to see the burner in operation, and they get to be confident that when they install the burners, the burners will do what they need them to do.

So that is the nature of this test. It's more than a formality. There is some engineering and fine-tuning involved. Typically, the -- if the test -- if there's nothing to do in the test, you end up with some slack time. If there is more to do in the test, you might end up working a few more hours during the period. But the test will be completed within the time scale laid out for the test, and we fully expect our test here -- as I said, we fully expect this test to be completed, meeting the requirements and allowing the project to proceed to the final stage, by the end of this year.

Amit Dayal: Okay. Understood. Thank you for that. And with respect to the boiler burners, it looks like visibility around the sales process right now still remains a little limited for you guys. Have you -- is the rental model for this segment something that you have brought in front of potential customers at this point, or is this something you're just internally sort of strategizing around?

Jim Deller: Yes, I can give [indiscernible] than I can. Of course, we -- when we talk of we here, this is, we work hand in hand with our partner California Boiler, and the -- we are very much involved as ClearSign with the customers, but they're involved with the customers on a daily basis in multiple locations. We do have conversations in progress with customers about getting boilers fitted with ClearSign burners out onto their site. California Boiler do have other rental boilers out in other areas. That is a very limited part of their business to date. But together, we do see this as a growing opportunity for us, especially given the new regulations in California. And also, it's a very good avenue for us jointly to get our new technology out into our customers' hands so they can get some experience of using the technology even while they are finalizing their own plans and making decisions to retrofit their permanent boilers going forward.

Amit Dayal: Okay, understood. And then just lastly, just on the hydrogen side, is it still early -- I know, there is an increasing sort of interest in the market for hydrogen-related offerings, but is it a little early for you guys in terms of how the industry takes shape, or do you feel you might actually participate in this sooner than, maybe, a lot of folks may be thinking about?

Jim Deller: Yes, it's a -- no -- Amit, I think your question is spot on. The industry is transitioning to being hydrogen-fueled. There are certainly questions about the timeline. We see projects like sequestration down in the Texas area starting to take place. Of course, we received the government grant. We see the government recognizing the need for burner technology to burn with full hydrogen fuels. But what we also see is new plants being developed, especially in the renewables area, and even if they do not have hydrogen as an available fuel source today, they are looking for burner equipment that is going to be hydrogen-capable in anticipation that a hydrogen fuel source will be part of their operation in the future.

So it's important for us to have that capability and to be able to offer that capability, and I think even if we're supplying a burner that has not been optimized for hydrogen -- we talked about the burner test, and we optimize in the burner test for the existing fuels -- to know and to be able to work with our customers so that those burners can be easily modified in the future when they do have that hydrogen source available. So we are definitely looking to the future. We are developing technology to operate with hydrogen fuel. That's important today even if the hydrogen fuel is part of a future project and not immediately available.

Operator: The next question will come from Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: I was wondering about the SCR in California. Do we know, are there installations being made that we know of, of SCR as far as addressing these emissions requirements?

Jim Deller: Bob, I don't know of exact details yet. I would expect that the suppliers of SCRs are seeing the same lack of inertia in the market that we are. We do have to recognize -- to be successful, we have to recognize the -- or the field that we're playing in, the SCR technology is known. It's a very old technology. We know it's expensive and less efficient to operate and it has the complications of bringing ammonias. There are a lot of strikes against the SCR technology, but the one advantage it does have is that it's -- it is the known evil, if you like. So I'd -- I mean, obviously, we don't see any purchase orders for the SCR technology, but we do have to recognize and understand the advantages -- mostly the disadvantages of the other competitive technologies in the market. But I don't have a specific answer for you, and I certainly don't have any numbers, if there are any.

Robert Kecseg: Okay. And a while back, I learned that there was the -- there was, like, a trade of, I guess, industrial burner trade show or something that you participated in, in the Dallas area. And I was wondering, now that some time's gone by since that happened, did that generate some new exposure to people who hadn't known about you before or had a chance to take a look at your products?

Jim Deller: Bob, it did. It's -- when you finally talk to a customer, it's often -- it's not a very clear path to say, we're talking to this customer exactly because of this interaction back at this certain conference. We do know of conversations we've had with installation companies and boiler manufacturers, so other users that might include our burner product into their technology. We certainly have had and have continuing conversations with them following the initial engagements we made when they were exposed to our technology and what it can do, along with us and California Boiler, at that conference.

I do believe there are other customers in California that were made aware of it. But to say confidently that the connections were made at that Texas conference, I can certainly point to boiler manufacturers and other installation companies that would then work in concert with California Boiler. So it's -- all of these trade shows and conferences we go to, it expands our outreach, it gets the word out, it gets people more familiar with what we can do. We can engage with prospective customers but also prospective partners and other companies that can use our products to help them make their offerings better also.

Robert Kecseg: Okay. And in the past, I always felt like we had kind of a fixed market out there because there really wasn't new construction of refineries in the U.S., but on the process heaters, I never thought of it before that there would be a new heater market where they're either replacing or they're adding heaters or what have you at existing refineries. So could you talk to the -- do you think that our product at this point, being kind of shallowly introduced to the marketplace, are we -- are new heaters a prospect to get into the design or the installation of those new heaters?

Jim Deller: Yes. No, definitely. And I know it's anecdotal, but on the -- of the inquiries that we've received, and actually the customers we've met just over this last couple of weeks, we've had -- all of those inquiries and customers, and the projects we've discussed, have been for new installations. I think the distinction is, we see the market a little bit more broadly. Some of these are going into gas treatment plants. Some are going into renewables plants also. So it's not just refineries. So don't be limited; just because we don't see expansion in the refineries with the macro trends in the oil business, there are a lot of other peripheral processing industries that also use process heaters and boilers that are absolutely adding new construction and new real estate that do need new heaters, and we are receiving inquiries to offer alternative and more efficient technologies to meet new regulations.

The other great thing about the new builds is that the emissions regulations for new builds are usually a lot stricter, and they do not have the flexibility to pay fees or to delay the conversion of existing equipment to meet the new regulations. They typically have to meet new regulations from day one, so it's actually a very good market for us. Which I think will explain the number of inquiries that we're getting. We're actually getting customers calling us to ask if we can help them with their own -- as they bid for this new work. So that is -- I tried to give some color about that during the text but that's something I'm really very encouraged about, and hopefully everybody else is.

Robert Kecseg: Okay. And then kind of in a general question about financials, since we've managed to develop these into products and now we're more or less in the sales area, and then just kind of fine-tuning the product for specific applications or specific customers, do you foresee or have we already experienced a little bit of a shift of funds toward sales -- toward the sales effort in general and less in the side of engineering and whatever you would refer the development of the products to? In other words, is there -- within the dollars that we have, is there a shift in there that you can speak to?

Jim Deller: Yes, Bob, I can speak very generally, and I'm actually going to hand it over to Brent because he's much more reliable for the details of the financials. But the focus of our business has very much shifted from an R&D to commercializing products and to supporting customers. But let me hand that over to Brent.

Brent Hinds: Yes, thank you for the question. Yes, we have seen already in the financials a decrease in research and development. For the six months ended June 30, 2022, you can see in the financials a decrease of $1 million in R&D, and a lot of that -- or some of that has to do with product development, as noted in the script.

Robert Kecseg: Okay. Okay, and then I just want to make sure I got this right, Jim. When you were talking about the hydrogen gas, the DoE effort, I thought I heard you say that the element that's -- that comes out the other side is H2O but that there's increased heat because of the hydrogen gas compared to methane. So -- and I think you said -- I just want to confirm this -- you said because of that fuel and the increased heat, then that application or that -- using hydrogen gas is going to automatically develop a larger amount of NOx. Did I get that right?

Jim Deller: Yes, Bob, let me just add a clarification, I think, just for everyone. I may not have been clear. I'm not referring to an increased amount of heat in the heater. It's -- what's critical is the temperature of the flame. And it's the temperature of the flame that causes the nitrogen molecules in the air to separate, and that leads to the formation of NOx. So it's really about -- it's not the heat transfer of the heater. Hydrogen burns much more intensely than the other fuel gases that are regularly used, so the more hydrogen in the flame, the hotter that flame becomes, the more nitrogen that's separated, and that nitrogen then is free to react, making NOx.

So that is the effect that we are countering by using our ClearSign technology. As the amount of hydrogen in the fuel is increased, the NOx emissions naturally will increase with any burner, but also if you have a burner that starts at 20 ppm, that's going to put your NOx up to 30 or 40 ppm. For us, then, at very low single-digit numbers, we can accommodate that increase in NOx and still conform to the very low-NOx emissions that are required by the new legislation.

Robert Kecseg: I see. So it is a more distinct separation with our technology compared to the standard technology available outside of our company.

Jim Deller: Yes. Yes, that's right.

Robert Kecseg: Okay. And then the other thing on China, I know there's that heating district season, and we're kind of right -- aren't we kind of right at that crux of where that has -- we have to get in there and be burning it sometime here in the fall, before too long, so perhaps he's going to be there just in time? Can you kind of discuss that?

Jim Deller: Yes, Bob, I will. You know, completely out of our control. COVID is still a very big factor in China, and the Chinese government have basically locked down non-Chinese business returning back to the country. We have finally got or been granted, basically, the right to receive a visa, and Mr. Menendez is in the consulate today receiving that. He will probably get -- you actually get a flight window to get into China. They tell you when you can go back. That's typically going to be about a month out, is our expectation. We're then going to have a -- we, and I gravely say it's actually Mr. Menendez, is going to have a month of quarantine when he arrives in China there, and it may vary, but approximately that.

The time that we're on the ground, we have to get the watertube boiler and the firetube boiler burner certified before we can install it. The heating season starts in November, and all the equipment has to be installed and commissioned and ready to go by that time. It is not feasible for us to get the boiler in, installed in a boiler to test it, and certified, and then installed in a Beijing District Heating Group boiler, this year, just being very honest. So our goal now is to complete the certification.

But what's good news, and I'll draw your attention, in my prepared remarks earlier, I mentioned cities like Shenzhen, that the Chinese government and the local governments are starting to impose much tighter NOx regulations outside of the heating districts and outside of Beijing. A city like Shenzhen is a very industrialized city down in the south of China. It has a lot of firetube boilers. So that is not a seasonal need; that's an ongoing need. So as we certify, also, the -- first of all, our 500-horsepower, and remember, we did the 125-horsepower already -- as we get these firetube boiler burners also running in China, that gives us a year-round market that is not seasonably dependent.

Operator: [Operator Instructions]

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Jim Deller for any closing remarks. Please go ahead, sir.

Jim Deller: Thank you, everyone, for your interest and taking the time to participate today. We really appreciate it. We look forward to updating you regarding our developments and speaking with you all on our next call.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.